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                                                                EXHIBIT 10.35

                              ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made and entered into as of this 29th day of April, 1999 by and among CAPAX Management & Insurance Services, a California corporation ("CAPAX"), Giddings, Corby, Hynes, Inc., a California corporation ("GCH"), Sacramento Valley Insurance Agents/Brokers, Inc. ("SacValley"), PAULA Financial, a Delaware corporation ("PAULA"), and Pan American Underwriters, Inc., a Nevada corporation (the "Purchaser"). CAPAX, GCH and SacValley are referred to herein collectively as the "Seller" and the "Sellers" as the context requires. The parties agree that for purposes of determining prorations of expenses and revenues hereunder, the transaction shall be deemed to have closed at midnight April 30, 1999.

                                      RECITALS

WHEREAS, the Seller is an insurance agency licensed to sell insurance in the State of California and elsewhere;

WHEREAS, Purchaser desires to acquire substantially all of the non-cash assets and book of insurance business of the Seller serviced from its Stockton and Sacramento California offices (the "Offices"), other than those portions of the book of business idenitified on Exhibit A hereto (the "Excluded Book"), including the rights associated with the name "Sacramento Valley Insurance Agency" and to assume certain selected liabilities of the Seller in exchange for the consideration set forth herein, and the Seller desires that such assets be sold;

                                     AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties and covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                     ARTICLE I


                            PURCHASE AND SALE OF ASSETS

1.1 PURCHASE AND SALE OF PURCHASED ASSETS. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from the Sellers, all of the respective right, title and interest of each of the Sellers, and all of the interest of Sellers' respective employees, employed or directly contracted producers, officers, directors and affiliates (the "Affiliates") in and to the Purchased Assets (as defined below), free and clear of all Liens (as defined below) other than Permitted Liens (as defined below).

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"Purchased Assets" shall mean all personal properties and assets, tangible and intangible, of the Seller associated with the Book of Business (as defined), other than the Excluded Book, including without limitation the name "Sacramento Valley Insurance Agency," and the tangible assets which are located, or were located on December 31, 1998, in the Offices, but excluding the Excluded Assets (as defined in Section 1.2 below).

"Book of Business" shall mean all of the book of insurance business of the Seller serviced from the Offices including the rights to all policies and policyholder information produced by, placed by or serviced by the Seller with various insurance carriers from or through the Offices (other than the Excluded
Book), all such policies with respect to which the Seller or the Affiliates is named as the broker or agent of record, all such prospective policies which have been submitted to carriers for quotation and all such prospective policies with respect to which the Seller has actively solicited quotation in the past 12 months, other than the Excluded Book. The Book of Business will also include, without limitation, all of the Sellers' and the Affiliates' respective interest in those policies being produced and/or serviced from the Offices actually produced by independent agents (the "Sub-Producers") and brokered through the Seller (the "Sub-Produced Business"), other than the Excluded Book. The following individuals are not considered Sub-Producers and their business is not considered "Sub-Produced Business:" Messrs. Seawall, Van Noate and Duckworth and Ms. Michaels.

"Lien" shall mean any pledge, security interest, lien, charge, encumbrance, equity or option of whatsoever nature or other interest of any kind held by any person other than the Sellers.

"Permitted Liens" shall mean (i) Liens for taxes not yet due and payable or being contested in good faith and for which adequate reserves have been taken,
(ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business and (iii) where the asset conveyed is a leasehold interest in an asset, the lessor's interest in the asset.

Without limiting the foregoing, the Purchased Assets shall include the following:

          (a)  TANGIBLE PERSONAL PROPERTY.  All the Tangible Personal Property.

          "Tangible Personal Property" shall mean all machinery, equipment, electrical devices, vehicles, furniture, fixtures, office materials and supplies, hardware, tools, spare parts, phone numbers and other tangible personal property of every kind and description owned by the Seller, including without limitation, those listed and described on SCHEDULE 3.7 hereto which are located, or were located on December 31, 1998, in the Offices, excluding computers and related accessories and software located in the Sacramento Offices, and any additions, improvements, replacements and alterations thereto made between the date of this Agreement and the Closing Date in the ordinary course of business.

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          (b)  ASSUMED CONTRACTS.  All the Assumed contracts.

          "Assumed Contracts" shall mean all right, title and interest of the Seller in and to the contracts and agreements listed or referred to on
SCHEDULE 1.1(c) hereto, together with the contracts and agreements entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement and contracts entered into in the ordinary course of business pursuant to which the Seller's obligations do not exceed $1,000 per year and which are terminable on less than ninety days' notice without penalty.

          (c)  INTANGIBLE RIGHTS.  All the Intellectual Property.

          "Intellectual Property" shall mean the Sellers' and the Affiliates' interest in all of the following to the extent they are associated with the Book of Business (other than the Excluded Book): all intangible rights, including, without limitation, (i) all trademarks and service marks and all applications therefor and registrations and recordings thereof, together with the goodwill symbolized by and associated with such trademarks and service marks, (ii) all trade dress connected or used with such trademarks and service marks and all applications, registrations and recordings thereof, (iii) all trade secrets, proprietary information and know-how, (iv) all franchises, patents, jingles, slogans, logotypes and other intangible rights, (v) all customer lists, in each case including, without limitation, those listed and described on SCHEDULE 3.22 hereto and (vi) all rights with respect to the goodwill and renewal rights with respect to the Policyholders (as defined in SECTION 3.22), including without limitation the right and authority to issue bills for existing and renewal policies, the right to issue renewal policies and process changes and claims on existing policies and the right to communicate with the Policyholders under color of the agency with whom the previous relationship existed and any additions or modifications thereof made by the Seller in the ordinary course of business between the date of this Agreement and the Closing Date to any items described in clauses (i)-(vi) above.

          (d) FILES AND RECORDS. All files and other records of the Seller relating to the Book of Business and the other Purchased Assets, wherever located, including without limitation, all available schematics, blueprints, engineering data, customer lists, correspondence, reports, specifications, projections, statistics, market research data, marketing plans, sales records and histories, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and all other technical and financial information, accounting and personnel records concerning the Purchased Assets.

          (e) CLAIMS. All of the Seller's warranty or other claims, refunds, causes of action, choses in action, rights to recovery (including rights to insurance proceeds or other recoveries for damaged assets acquired by Purchaser), rights of set-off and rights of recoupment relating to the Book of Business, except rights the Seller has to receive

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commissions, and fees in lieu thereof, from items billed prior to the Closing
Date as more fully described below.

          (f) BILLING RIGHTS AND CERTAIN ACCOUNTS RECEIVABLE, RUN-OFF COMMISSIONS AND FEES. All rights to bill, collect and retain any and all commissions and fees relating to the Book of Business invoiced after the Closing Date in the ordinary course for items having an inception date before or after the Closing Date, whether agency bill or direct bill. In addition, all rights to collection of items invoiced prior to the Closing Date by the Sellers with policy inception dates after the Closing Date, regardless of whether such items are collected prior to Closing or after Closing ("Future Billings").

1.2 EXCLUDED ASSETS. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets of the Seller (collectively, the "Excluded Assets"):

          (a) CORPORATE RECORDS; TAX RETURNS. The stock books, stock ledgers, shareholder lists, minute books, corporate seals and similar corporate records of the Seller, as well as all tax returns of the Seller and any and all records that the Seller is required to retain pursuant to applicable law.

          (b) ACCOUNTS RECEIVABLE AND RUN-OFF COMMISSIONS. All accounts receivable, run-off commissions and fees relating to the Book of Business invoiced prior to the Closing Date in the ordinary course for items having an inception date before the Closing Date, whether agency bill or direct bill.
Note that Future Billings are for the Purchasers account and when such funds are collected they will be promptly turned over by the Sellers to the Purchaser. Notwithstanding the foregoing, the provisions of Section 2.16 will supercede the provisions of this Section to the extent that they conflict.

           (c) CASH AND INVESTMENTS. All cash, cash equivalents and securities, including cash deposited in the Seller's trust account(s) relating to the Book of Business.

          (d) MODESTO ASSETS. All other property of the Sellers not specifically sold herein.

          (e)  OTHER EXCLUDED ASSETS.  The other assets, if any, set forth on
SCHEDULE 1.2(d) hereto, which will include, without limitation, the computers and related technology equipment located in the Sacramento Office as of December 31, 1998.

1.3 ASSUMPTION OF CERTAIN LIABILITIES. Purchaser is not assuming any debt, liability or obligations of the Seller or any Affiliate, whether known or unknown, fixed or contingent, except for the liabilities of the Seller to be paid or performed after the Closing Date under the Assumed Contracts listed in
SCHEDULE 1.1(c) (the "Assumed Contracts") which are assigned by the Seller to the Purchaser and the other assumed liabilities which are set forth on SCHEDULE 1.1(c) (the "Assumed Liabilities"). The parties agree, without limitation, that

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Purchaser is not assuming any obligation under the Sellers' agreements with
Messrs. Seawall, Van Noate and Duckworth and with Ms. Michaels. The parties agree to work in good faith after the execution of this Agreement to resolve open questions as to whether the Purchaser will assume some, all or none of the Sellers' obligations under the NEC phone system lease.

Except as and to the extent otherwise expressly provided in this Agreement, Purchaser does not, and shall not, assume or be deemed to assume, nor shall Purchaser discharge, be responsible for or liable with respect to any other liabilities or obligations of the Seller or any other person, whether arising prior to, on or after the Closing Date (collectively, the "Retained Liabilities"), including without limitation:

(a) any liability or obligations of the Seller arising out of or relating to any contract or agreement not fully and effectively assigned to and specifically assumed by Purchaser pursuant to this Agreement, including without limitation any obligations of the Affiliates or the Seller to pay Messrs. Buck, Duckworth, Seawall and Van Noate and Ms. Michaels and any other person for the purchase of their interests in the Book of Business or any other amounts under the Sellers' agreements with such persons (the Purchaser having entered into new agreements with such persons regarding services rendered post-closing) and any obligation to pay Mr. Chenu or any other producer for the producer's share of commissions received and retained by the Sellers which were produced by such producer;

(b) any liability or obligations of the Seller arising out of or relating to any employee benefit (including health) plans, programs, policies or other arrangements or agreements which provided the Sellers' employees in the Offices with benefits, including the payment of severance pay or special bonuses, if any, to terminated employees under agreements or policies not constituting Assumed Contracts;

(c) any liability or obligations of the Seller arising out of any litigation, claim, arbitration or other similar proceeding relating to the Purchased Assets before the Closing Date, regardless of whether or not such litigation, claim, arbitration or other similar proceeding is pending, threatened or asserted before, on or after the Closing Date;

(d)  any liabilities and obligations of the Seller relating to the Excluded
     Assets;

(e) any and all liabilities and obligations, direct or indirect, fixed or contingent, for Taxes, whether or not such Taxes are assessed prior to, on or after the Closing Date;

(f) accounts payable of the Seller as of the Closing Date, including without limitation, all Seller and Affiliate credit card balances, liabilities to insurance carriers for premiums billed prior to the Closing Date whether or not such premiums will be earned before or after the Closing Date, any liability to insureds for returned premiums due with respect to items billed prior to the Closing Date; and miscellaneous payables other than a pro rata

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     share of the rent and utilities for the Office for the month in which the Closing Date occurs; and

(g) any and all other liabilities relating to the Book of Business for the period ending on the Closing Date, including without limitation, carrier payables, client payables, errors and omissions liabilities and obligations to service the policies included in the Book of Business with respect to those changes, additions and deletions requested/required as of, or prior to the Closing Date.

"Tax" or "Taxes" means all federal, state, local and foreign taxes, including without limitation, income, profits, franchise, license, employment, estimated, transfer, premium, withholding, property, excise, sales, and use taxes (including any interest, penalties, deposits or additions with respect thereto).

1.4  PURCHASE PRICE FOR PURCHASED ASSETS.


A. PAU will pay a combination of cash and other consideration for the Book of Business in an amount equal to 1.335 multiplied by (A) Seller's annual commission revenues, and fee revenue received in lieu of commission, but excluding contingent commissions and interest income, relating to the portion of the Book of Business (other than the Excluded Book) which is in-force on the Closing Date and renews or is replaced and is in force at the end of the period ending 24 months after the Closing Date (the "24 Month Period"), less (B) the portion of that annual commission revenue, and fee revenue received in lieu of commission, relating to the Sub-Produced Business that is passed through to the Sub-Producers, less $80,000 (as ultimately determined, the "Purchase Price").

B. The parties agree to estimate the Purchase Price for convenience. The estimated purchase price will be (A) 1.335 multiplied by (B) $2,253,949 with the product reduced by (C) $80,000. The estimated purchase price of $2,929,022 is referred to herein as the "Estimated Purchase Price."

C. At Closing, PAU will pay to the Seller or to others at Seller's direction in cash a sum equal to $1,300,000 (the "Down Payment") plus $170,000 (the "Working Capital Adjustment").

D. The Purchase Price will be adjusted at the end of the 24 Month Period based on the actual amount of commissions and fees in lieu thereof invoiced by PAU on the Book of Business (which is still in force) (other than the Excluded Book) during the 12 months beginning with the 10th full month after Closing and ending with the 21st full month after Closing, plus the actual annual amount of new commissions and fees in lieu thereof invoiced by PAU which are generated from the former Seller producers working for the Purchaser during such 12 month period, less the amount passed through to Sub-Producers during such 12 month period. The parties agree that Messrs. Anthony, Buck, Chenu,

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     Duckworth, Hoffman, Kerns, Seawell, Takahara and Van
     Noate are the only former Seller producers for purposes of the foregoing (the "Former Seller Producers"). The actual commissions/fees measured will be input into the formula set forth in Section 1.4 A above to determine the Purchase Price. In the event that payment of any of the measured commissions/fees is not received by the end of the 24 Month Period, the commissions/fees not paid will not be considered "invoiced" for this purpose. In no event will new production by the Former Seller Producers increase the Purchase Price above the Estimated Purchase Price.

     In the event that Purchaser sells or otherwise disposes of any portion of the Book of Business prior to the end of the 24 Month Period, for purposes of calculating the Purchase Price, the said portion of the Book of Business will be treated as if it was still in force and held by the Purchaser and that the Purchaser received during the 12 month measurement period an amount of commissions and fees equal to the amount of commissions and fees received by the Purchaser and/or the Seller for the 12 months immediately prior to the sale of such accounts by the Purchaser.

     In the event Purchaser terminates any Former Seller Producer or either of Barbara Gromacki or Barbara Field formerly working in the Offices for any reason prior to the end of the measurement period set forth above, any portion of the Book of Business being serviced by such terminated producer or terminated CSR at the time of termination will be "frozen" for purposes of measuring the commissions and fees from that portion of the Book of Business. The value of the frozen portion will equal the invoiced commissions and fees for the 12 months immediately prior to the producer's termination which are actually paid. Voluntary terminations by any Former Seller Producer or CSR named above will not result in any freezing of the value of the Book of Business serviced by the separating producer.

     The Purchaser covenants that all business produced by the former personal lines unit of the Seller will be considered business produced by Mr. Takahara for measurement purposes unless any such business is actually produced and credited to another producer.

E. The Purchaser will pay to the Seller, or to its order, the difference between the Purchase Price and the Down Payment made at Closing at the end of the 24 Month Period. The Purchaser will pay interest on the actual amount of the final payment, calculated at the rate of 7 1/2% per year from the Closing to the payment date. Interest will be payable at the same time that the final payment is paid. In the event this payment is not made promptly when due, the interest rate will increase to the lesser of 18% or the highest rate permitted to be charged by the Seller to the Purchaser under applicable law.

F. In addition, at Closing, PAULA will tender all of its Series A Preferred Stock in CAPAX, duly endorsed for transfer, to CAPAX and CAPAX will redeem such stock for

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     the sum of $955,624 to be paid to PAULA as a portion of the principal of a promissory note to be given by CAPAX to PAULA as described below (the "CAPAX Note"). Incidental thereto, the Series A Preferred Stock Purchase Agreement dated March 11, 1997 among PAULA as successor and CAPAX, along with all exhibits thereto, will be canceled and terminated. Notwithstanding the foregoing, CAPAX will remain a PAULA Trading Company founder entitled to all related rights thereto and nothing herein is intended to alter the existing working relationship among Messrs. Jeff Snider, Jim Parker and Joel Geddes.

G. In addition, at Closing, PAULA Financial will exchange the outstanding promissory note due from GCH to PAULA in the principal amount of $195,265, plus accrued, but unpaid, interest to date, for a portion of the principal amount of the CAPAX Note equal to the old principal balance plus the interest due. All existing collateral for the GCH note shall be released at Closing.

H. The CAPAX Note will contain the following terms and will be in the form attached hereto as SCHEDULE 1.4H:

     1.   Principal balance as discussed above;

     2. Interest will accrue on the unpaid balance from the Closing at 7.5% per year payable at maturity, as maturity may be extended as discussed below;

     3. Maturity will be coincidental with the final payment of the Purchase Price;

     4. The CAPAX Note will be repaid, to the extent possible, by offset against the final payment of the Purchase Price; provided that in the event the final payment of the Purchase Price is less than the principal and interest then due under the CAPAX Note, the outstanding portion of the CAPAX Note, plus accrued but unpaid interest thereon, shall become payable over the succeeding 36 months in 36 equal monthly payments which will fully amortize the remaining principal and accrued and accruing interest due under the CAPAX Note;

     5. In the event that the CAPAX Note becomes payable in 36 equal monthly payments, PAULA will have the option to convert the then outstanding balance of the CAPAX Note into CAPAX voting common stock at a value of $20 per share at any time until the CAPAX Note is paid in full. If PAULA converts any portion of the balance into CAPAX stock, such stock will be governed by the applicable provisions of the then existing CAPAX Shareholders' Agreement;


1.5 ALLOCATION OF PURCHASE PRICE. The parties agree to allocate the purchase price among the Purchased Assets for all purposes in accordance with
SCHEDULE 1.5 hereto.

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1.6  CLOSING.  The Closing of the transactions contemplated by this Agreement
(the "Closing") shall occur at 10:00 a.m., on the next business day following the satisfaction of the last unsatisfied condition set forth in Article V hereof (the "Closing Date") unless the parties hereto agree in writing upon a different time, date or place. The Closing shall be deemed to have occurred at Midnight on April 30, 1999.

                                     ARTICLE II


                       CERTAIN UNDERSTANDINGS AND AGREEMENTS


2.1 EMPLOYEES. The Seller agrees to give notice of termination to each of its
employees working in the Offices immediately prior to the Closing Date.   The
Purchaser agrees to hire all those producers and staff persons currently operating from the Offices other than Mr. Maxwell. In addition, the Purchaser agrees to retain Messrs. Seawell, Van Noate and Duckworth and Ms. Michaels under new agreements on terms substantially similar to the current arrangements between the Sellers and such persons with respect to their compensation for servicing the portion of the Book of Business for which they are responsible.

All producers and staff persons hired by the Purchaser will be offered compensation packages either equal to that set forth in Mr. Jaques Presentation Book with respect to this transaction or the compensation packages they had with the Seller at December 31, 1998, Purchaser's choice, which will be made on an individual basis. The Seller agrees to pay to all former employees of the Offices all ESOP, vacation and other accrued employee benefits due to them under the Seller's policies or applicable law relating to their separation from the Seller, if any. Personnel hired by the Purchaser will be treated as new hires by the Purchaser for all purposes except that the Purchaser will provide to those persons hired credit for service in the minimum amount necessary to provide such persons with immediate eligibility for the Purchaser's normal medical, dental, life and disability insurance benefits and the Purchaser's 401(k) plan and will provide to such persons the same vacation benefits to which they were entitled from the Sellers. The Sellers acknowledge that the Purchaser is unable to provide credit for time served with the Sellers for purposes of determining the new hires' eligibility for the Purchaser's ESOP.

2.2 EMPLOYMENT AND NON-COMPETITION AGREEMENTS. On or before the Closing Date Mr. Jim Chenu, shall have executed a producer agreement with the Purchaser which is reasonably acceptable to the Purchaser.

2.3 TRUST ACCOUNT. The Seller shall be responsible for all payments due to third parties which are required to be made from funds in the Seller's trust account(s) based on, or relating to, invoices billed prior to the Closing Date. In the event that funds available from the Seller's trust account are insufficient for this purpose, the Seller, and not the Purchaser or the

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Purchased Assets, will be solely responsible for contributing additional funds to the Seller's trust account(s) to fund such obligations.

2.4 ACCOUNTING FUNCTIONS. The Seller will direct all insurance carriers and other payors to direct all payments due to the Purchaser hereunder relating to the Book of Business to the Purchaser's Fresno, California servicing center commencing immediately after the Closing Date. Any such payments received at the Seller's existing facilities pending the change of address will be promptly redirected to the Purchaser's Fresno center.

2.5 CONFIDENTIALITY. Until the Closing, the parties hereto and their respective agents, accountants and attorneys shall keep confidential any information (unless readily ascertainable from public or published information or sources) obtained from any other party hereto. Each party hereto further agrees that it will not otherwise disclose any such information to any third party (other than to its agents, accountants and attorneys in connection with the consummation of the transactions contemplated by this Agreement) except upon the written consent of the furnishing party, or except as required by law. Such obligation of confidentiality shall not extend to any information which is shown to be or to have been generally known to others engaged in the same trade or business as the furnishing party, or that is or shall be public knowledge through no act or omission by the party to whom the information was furnished or any of its directors, officers, employees, professional advisors or other representatives.

2.6  RESERVED.

2.7 NOTIFICATION OF MARKETS/BROKER OF RECORD LETTERS. Purchaser and the Seller agree to jointly notify all markets which have appointed the Seller of the consummation of the transactions contemplated hereby promptly after the Closing Date. Such notification shall seek such markets' consent to such transactions and all parties agree to use best efforts to obtain such consents. The Seller will provide the Purchaser with a blanket broker of record letter addressed to all markets with which the Seller has placed a portion of the Book of Business. Seller does not represent that such markets will accept the Broker of Record letter, but Seller will use its best efforts to accomplish such objective. In the event any such letter is rejected, the Seller will allow the Purchaser to broker the applicable portion of the Book of Business through the Seller to such market without additional compensation, for a period of 24 months after Closing.

2.8 FILE COPIES. The Seller shall have unlimited access to the Files and Records transferred to the Purchaser as part of the Purchased Assets for all valid purposes. The Seller can copy any and all of such Files and Records prior to Closing and the documented out-of-pocket cost of such copying will be shared by the Purchaser and the Seller equally. The Seller can copy any particular File or Record post-closing, at the Seller's expense, upon reasonable notice to the Purchaser so long as such File or Record is the subject of any alleged or actual errors and omissions proceeding or any other third party claim. The Purchaser will

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exercise the same degree of care with the transferred files as it uses with respect to its own files.

2.9        TAX MATTERS.

A. TAX PAYMENTS. If either the Seller or Purchaser is required by law to file a Tax Return attributable to the ownership of the Purchased Assets for a taxable year or period which begins before and ends after the Closing Date, then (i) Purchaser shall be responsible for all Taxes shown on such Tax Return allocable to the period after the Closing Date, and (ii) the Seller shall be responsible for all Taxes allocable to the period ended on or prior to the Closing Date. Taxes allocable to such taxable year or period shall be determined using an interim closing of the books method assuming that such taxable year or period ended on the Closing Date. The parties shall cooperate in the preparation and filing of any such Tax Returns.

B. SALES AND TRANSFER TAXES. All Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by the Seller, including, without limitation, all sales, bulk sales, transfer, gains and recording and registration Taxes, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales, transfer, gains and recording Taxes.

2.10          LEASES.  The Purchaser shall assume the Seller's obligations under
its existing building leases for the Offices effective on the Closing Date.   In
the event that any of the Purchased Assets are leased, the Purchaser will assume the respective lease obligations as more fully set forth above as Assumed Contracts; provided however, that the parties agree to work in good faith to determine after the execution of this Agreement whether the Purchaser will assume some, all or none of the Sellers' obligations under the NEC phone system lease. In the event any such leases are not assumable, the Purchaser will reimburse the Seller for all continuing lease obligations for the transferred items and the Seller will maintain such leases in its own name through normal expiration.


2.11          EXPENSES. The Seller will pay all fees due to John H. Jaques, Inc.
as finder. Each party shall pay their own professional fees and other expenses related to this transaction.

2.12 NAME TRANSFER. As discussed above, the Seller will transfer all rights to the name "Sacramento Valley Insurance Agents/Brokers" at closing as part of the transaction. The Seller will cause its existing corporate subsidiary execute and deliver to the Purchaser at the Closing all documents necessary to change its name to something which does not conflict with the sold name effective upon the Closing, will cease operating under the sold name upon closing and will cooperate with the Purchaser to allow the Purchaser to become licensed to sell insurance under the sold name as a "dba." The Purchaser agrees to broker any of Seller's retained insurance business through the Purchaser for no cost to the extent that such business must be brokered due to the Purchaser's use of the sold name as a dba for a period of 24 months after the Closing Date.

2.13 ERRORS AND OMISSIONS INSURANCE. Each of the Seller and the Purchaser agree to purchase professional errors and omissions insurance for their retained obligations with respect to the Book of Business and to maintain such insurance for a period of not less than two years after Closing in the Purchaser's case and until the CAPAX Note is paid in full in the Seller's case, in amounts and with deductibles reasonably acceptable to the other party.

2.14 BULK SALES LAW. The Purchaser hereby waives compliance by the Sellers with any applicable bulk sales laws and the Sellers agree to jointly and severally indemnify the Purchaser and hold the Purchaser harmless against any losses, liabilities or damages (including reasonably attorneys' fees and costs) incurred by the Purchaser for reason of any failure to comply with any such laws.

2.15 POST-CLOSING COMMISSION PAYMENTS TO PRODUCERS. The Sellers agree to continue to pay to each producer hired by the Purchaser who formerly worked for the Sellers (other than Mr. Chenu) and to each of Messrs. Duckworth, Seawall and Van Noate and Ms. Michaels all compensation due to them in the ordinary course for items invoiced by the Seller prior to closing which are paid to the Sellers post-closing, except to the extent that the producer's or consultant's share was paid pre-closing and except to the extent described in Section 2.16 below with respect to the May and June Commissions.

2.16 TREATMENT OF CERTAIN DIRECT BILLED COMMISSIONS RECEIVED BY SELLER IN MAY AND JUNE 1999. The parties agree that although the provisions hereof would otherwise allow the Sellers to retain direct billed commissions received in May and June 1999 which relate items invoiced prior to Closing (the "May and June Commissions"), it is their intention that the Sellers pay the May and June Commissions over to the Purchaser. The amount of the May and June Commissions paid over to the Purchaser shall be subject to a maximum payment of $170,000 and to a minimum payment of $170,000. The Purchaser will be responsible for paying the producers portion of the May and June Commissions to the producers to the extent that the May and June Commissions are paid by the Sellers to the Purchaser. The Seller shall retain all errors and omissions liability with respect to the May and June Commissions.


                                    ARTICLE III


                           REPRESENTATIONS AND WARRANTIES

Each of the Sellers jointly and severally represent and warrant to Purchaser that, except as disclosed in the exhibits hereto:

3.1 MARKETABLE TITLE. The Sellers, collectively, have good and marketable title to the Purchased Assets, free and clear of any and all Liens except Permitted Liens.

3.2 POWER AND AUTHORITY. The Sellers each have the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Purchaser at the Closing its respective interest in the Purchased Assets.

3.3 LITIGATION. None of the Sellers nor any Affiliate is a party to, subject to or bound by any agreement, judgment or order of any court, governmental body or arbitrator which would prevent the execution or delivery of this Agreement by the Sellers or the sale of the Purchased Assets to Purchaser pursuant to the terms hereof.

3.4 NO BROKERAGE FEES. No broker or finder has acted for the Sellers except Mr. John Jacques in connection with this Agreement or the transactions contemplated hereby.

3.5 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by the Sellers in connection herewith have been (or upon execution will have been) duly executed and delivered by such party, have been effectively authorized by all necessary action, corporate, shareholder or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of each such party enforceable in accordance with their respective terms.

3.6 FINANCIAL STATEMENTS. Included in SCHEDULE 3.6 are the internally prepared profit and loss statements for each of the Offices for the year ending December 31, 1998 (collectively, the "Financial Statements"). The Financial Statements
(i) were prepared from the books and records of the Sellers; and (ii) reasonably represent the results of operations for the Offices for the twelve months ended December 31, 1998. The Financial Statements contain adjustments for the allocation of expenses incurred by the Sellers in their entirety. While the Sellers believe the allocation methodology reasonably represents an estimate of a proportional amount of such expenses consumed by the Offices, the actual costs incurred on a stand-alone basis may vary from these estimates.

3.7 TANGIBLE PERSONAL PROPERTY. There is listed on SCHEDULE 3.7 a description of each item of Tangible Personal Property owned by or in the possession of the Sellers and located in the Offices having on the date hereof either a depreciated book value or estimated fair market value per unit in excess of $1,000; and (ii) a description of the owner of, and any agreement relating to the use of, each such item of Tangible Personal Property not owned by the Seller and the circumstances under which such property is used. Except as indicated in
SCHEDULE 3.7:

          (a) Each item of Tangible Personal Property not owned by the Sellers is in such condition that upon the return of such property to its owner the obligations of the Sellers to such owner or lessor will be discharged;

          (b) Each item of Tangible Personal Property is in operating condition and repair and is currently in use in connection with the operation of the Business; and

          (c) The Sellers owns or otherwise has the right to use all of the Tangible Personal Property now used by the Sellers in the operation of the Business.

3.8  RESERVED.

3.9  INTANGIBLE PERSONAL PROPERTY.

          (a) No actions or other judicial or adversary proceedings concerning any Intellectual Property has been initiated, there is no known basis for any such action or proceeding and, to the best knowledge of the Sellers, no such action or proceeding is threatened;

          (b) The Sellers have the unrestricted right and authority to use the Intellectual Property and such use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation;

          (c) There are no outstanding, nor any threatened, disputes or other disagreements with respect to any licenses or similar agreements or arrangements;

          (d) The Sellers are the owner of all right, title and interest in and to each item of Intellectual Property, free and clear of all Liens; and

          (e) Purchaser shall be permitted to do business under the names "Sacramento Valley Insurance Agency" or derivations thereof following the Closing Date.

3.10 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with (i) any agreement to which any of the Sellers is a party or by which it is bound; (ii) the Articles of Incorporation or Bylaws of the Sellers; or (iii) any applicable judgment, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to the Sellers.

3.11 INSURANCE. SCHEDULE 3.11 sets forth a true and correct list of all insurance policies of any nature whatsoever maintained by the Sellers that provide coverage to the Offices or the Book of Business at any time during the three (3) years prior to the date of this Agreement. To the best knowledge of the Sellers, no cancellation, amendment or increase of premiums with respect to the such insurance is pending or threatened.

3.12 EMPLOYMENT AGREEMENTS. There are no (i) employment, commission, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, health, welfare, or incentive plan or contract to which the Sellers are party, or by which it is or may be bound relating to the personnel working in the Offices or relating to the Book of Business; or
(ii) plan and agreement under which "fringe benefits" (including, but not limited to, vacation plans or programs, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of the Seller working in the Offices or relating to the Book of Business to which the Purchaser will be bound after the Closing.

3.13 TAX RETURNS.  Except as discussed in SCHEDULE 3.13:

          (a) The Sellers have duly and timely filed with the appropriate federal, state, local and foreign taxing authorities all Tax returns required to be filed through the date hereof, and the Sellers have paid all Taxes owed. The Sellers have not requested any extension of time within which to file any such return;

          (b) All Tax returns filed by the Sellers are complete and accurate in all material respects; and

          (c) There are no material liens for Taxes upon the assets of the Sellers, except for statutory liens for Taxes not yet due or delinquent.

3.14 LITIGATION.

          (a) Except as set forth on SCHEDULE 3.14(a) hereof, there is no action, suit or proceeding to which any of the Sellers is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against the Sellers; and to the best knowledge of the Sellers, there is no basis for any such action, suit or proceeding; and

          (b) There is not in existence on the date hereof any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring any Seller to take any action of any kind with respect to the Book of Business or the Seller's assets or properties.

3.15 ASSUMED CONTRACTS. SCHEDULE 1.1(c) sets forth the Assumed Contracts which consists of a list of each contract, agreement, purchase order, lease or commitment, written or oral, to which the Seller is a party and has ongoing rights or obligations or by which any of their respective assets are bound which the Seller expects the Purchaser to assume after the Closing Date. SCHEDULE 1.1(c) does not include any agency appointment agreements since none are being transferred to Purchaser hereunder. True and complete copies of each of the Assumed Contracts, or where they are oral, true and complete written summaries thereof, have been delivered to Purchaser by the Seller. Except as set forth in
SCHEDULE 1.1(c):

          (a) Each of the Assumed Contracts is a valid and binding agreement of the Seller and all other parties thereto; and

          (b) No consent of any party to any of the Assumed Contracts is required by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby except the consents of the three landlords (and sublandlords) which have been obtained and the consent of NEC which may or may not be required, depending on whether or not the Purchaser will assume any obligations under that lease.

3.16 INVOICES. Attached hereto as SCHEDULE 3.16 is a complete listing of the invoices billed by the Seller for 15 months prior to Closing on the in-force portion of the Book of Business.


3.17 NO UNDISCLOSED LIABILITIES. The Seller has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation) which is, or which could result in, a lien or a charge to the Book of Business or the Offices except those disclosed in one of the Schedules to this Agreement.

3.18 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Sellers and which are necessary for the execution and delivery by the Sellers of this Agreement and the related documents have been obtained and satisfied.

3.19 LICENSES. SCHEDULE 3.19 sets forth all licenses, permits or authority (collectively, the "Licenses") issued to the Sellers by any state insurance department or other insurance regulatory body or agency (collectively, a "State Insurance Department") which relate to or impact the Book of Business or the Offices. The Licenses set forth on SCHEDULE 3.19 constitute each license, permit or authority, known to the Sellers or which reasonably should be known to the Sellers, that it is necessary or appropriate for the Sellers to obtain from a State Insurance Department with respect to the transaction of business at the Offices and with respect to the Book of Business. All of the Licenses are currently in effect. None of the Licenses has at any time been suspended, revoked, terminated or limited or expired. No notice of any violation has been received at any time by the Seller with respect to any License, and there is no proceeding or investigation, whether pending or threatened, or any basis therefor, that could result in the suspension, revocation, termination or limitation of any License.

3.20 EMPLOYEE LICENSES. SCHEDULE 3.20 sets forth all licenses, permits or authority (the "Employee Licenses") issued to any employee or independent contractor of the Seller working from the Offices or with respect to the Book of Business by a State Insurance Department. All of the Employee Licenses are currently in effect and constitute each license, permit or authority that it is necessary or appropriate for the employees or independent contractors of the Seller to obtain from a State Insurance Department with respect to the performance of their respective job responsibilities for the Seller and as contemplated by Purchaser. All of the Employee Licenses will remain in effect and will not be subject to suspension, revocation, termination or limitation in any manner as a result of the consummation of the transactions contemplated by this Agreement.
Except for the notices required by each State Insurance Department regarding the commencement of authority of such employee to act for Purchaser and the termination of authority of such employee to act for the Seller, none of Purchaser, the Seller or any employee holding an Employee License will be required to obtain any consent, approval or action of, or make any filing with or give any notice to, any State Insurance Department with respect to any Employee License as a result of the consummation of the transactions contemplated by this Agreement.

3.21 COMPLIANCE WITH LAWS; ABSENCE OF REGULATORY PROCEEDINGS. The Seller has complied with all applicable laws and regulations relating to the conduct of its business. The Seller has not received service or other notice of any litigation, action, suit, proceeding or investigation by or on behalf of any State Insurance Department that is presently pending or threatened against the Seller or the Book of Business, nor does the Seller have any knowledge of any basis therefor. Since January 1, 1996, the Seller has not been a party to or has been involved in any litigation, action, suit, proceeding or investigation by or on behalf of any State Insurance Department. The Seller has not entered into or has been subject to any consent decrees, settlements, orders, stipulations or other agreements or understandings with any State Insurance Department with respect to the conduct of the Book of Business.

3.22 POLICYHOLDERS. SCHEDULE 3.22 sets forth all of the policyholders (the "Policyholders") included in the Book of Business that have policies of insurance for which the Seller is currently receiving a commission or has received a commission on or after January 1, 1998. Except as disclosed to Purchaser in writing, the Seller is currently the agent of record for each of the Policyholders. The Sellers maintain no list of its prospective Policyholders which are included in the Book of Business.

After the Closing Date, Purchaser shall have an unconditional right with respect to each Policyholder to engage in the solicitation, quotation and sale of Paula Insurance Company's policies of workers' compensation insurance (and ancillary services related thereto) and other carriers insurance business (and ancillary services related thereto) without any restriction or limitation of any kind.

No person or entity has any right (whether pursuant to any agreement or understanding or otherwise), pursuant to an agreement between the Seller and such person or entity, to preclude or limit the solicitation, quotation or sale of Paula Insurance Company's policies of workers' compensation or EPL insurance (and ancillary services related thereto) or other carriers workers' compensation or EPL insurance business (and ancillary services related thereto) by Purchaser to any Policyholders after the Closing Date.

After the Closing Date, Purchaser will be entitled to the goodwill and renewal rights with respect to each of the Policyholders held by the Sellers, without any restriction or limitation of any kind. Except as disclosed in writing to Purchaser, none of the Sellers has any knowledge that any of the Policyholders will not purchase insurance issued by Paula Insurance Company or any other insurance carrier currently providing insurance to the Policyholders if sold by the Purchaser.

3.23 APPOINTMENTS. The insurance companies that have appointed the Sellers and their respective employees as agents with respect to any portion of the Book of Business are set forth on SCHEDULE 3.23. All of the appointments (the "Appointments") set forth on SCHEDULE 3.23 are currently in effect, and the Seller has not received any notice that an Appointment has been terminated or limited in any manner. Such Appointments are not being transferred under this Agreement.

3.24 DUPLICATION OF APPOINTMENTS. To the Seller's best knowledge, no insurance carrier which had appointed the Seller or its employees will refuse to consider a new appointment with the Purchaser, or its employees, as the case may be. To the Seller's best knowledge, there will be no status, preferential treatment or advantage that currently benefits the Seller or any employee of the Seller with regard to the Book of Business which will not apply to and benefit Purchaser as of the Closing Date, other than contingent agreements.

The Purchaser and PAULA jointly and severally represent and warrant to the Sellers that:

3.25 POWER; AUTHORITY; AND GOOD STANDING. Each of the Purchaser and PAULA has the full right, power and authority to enter into this Agreement and to fulfill their respective obligations hereunder.

3.26 AUTHORIZATION OF AGREEMENT. This Agreement and all other agreements and instruments to be executed by each of the Purchaser and PAULA in connection herewith have been (or upon execution will have been) duly executed and delivered by the Purchaser and PAULA, as the case may be, and have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) valid and binding obligations of the Purchaser and PAULA, respectively , enforceable in accordance with their respective terms, except as enforcement may be limited by law pertaining to bankruptcy, insolvency or the enforcement of creditors' rights and by general equitable principles.

                                     ARTICLE IV


                      CONDITIONS TO OBLIGATIONS OF EACH PARTY

The obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

4.1 NO ACTION OR PROCEEDING. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

4.2 COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals, and consents of all governmental bodies or agencies which counsel for Purchaser or the Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

                                     ARTICLE V


                  CONDITIONS TO OBLIGATIONS OF PURCHASER AND PAULA

The obligations of Purchaser and PAULA to effect the transactions contemplated hereby shall be, at the option of Purchaser and/or PAULA, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Sellers contained in this Agreement and the Schedules hereto shall be true and correct on the date such representations and warranties were made and remain true and correct on the Closing Date. At the Closing, the Sellers shall have delivered to Purchaser and PAULA certificates to such effect signed by each party.

5.2 SELLERS' PERFORMANCE. Each of the obligations of the Sellers to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing, the Sellers shall have delivered to Purchaser a certificate to such effect.

5.3 NAME CHANGE. On or before the Closing Date, the SacValley shall have prepared and executed documentation sufficient to amend its Articles of Incorporation with the Secretary of State of the State of California to change its corporate name to a name other than "Sacramento Valley Insurance Agency" or deviations thereof and executed such other documents and certificates as Purchaser shall reasonably require to permit Purchaser to file a fictitious business name statement to do business under the name "Sacramento Valley Insurance Agency" or deviations thereof, effective on the Closing Date.

5.4 NO ADVERSE CHANGE. There shall not have occurred between the date hereof and the Closing Date any material adverse changes in the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Offices or the Book of Business.

5.5 DUE DILIGENCE EXAMINATION. The Purchaser shall have completed to its satisfaction an extensive examination of, and shall have obtained full and complete disclosure regarding, the assets, properties, business and financial condition of the Offices and the Book of Business and such examination shall not have revealed any fact, or facts, which, individually or in the aggregate, could be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), assets, liabilities (whether absolute, accrued, contingent or otherwise), business or prospects of the Offices or the Book of Business; PROVIDED, HOWEVER, such examination, or any activities undertaken by the Purchaser to assist the Seller to prepare the schedules to this Agreement, shall not in any way relieve the Seller of any liability for any breach of or misrepresentation in this Agreement.

5.6  RESERVED.

5.7 LEGAL OPINION OF SELLERS' COUNSEL. Seller shall have delivered to the Purchaser and PAULA an opinion of counsel reasonably satisfactory to each of them as to the authority of the Sellers to consummate the sale of the Book of Business, the full release of liens and security interests in and on the Book of Business, CAPAX' right to redeem the Series A Preferred Stock under the California general corporation law and the due authorization of the consummation of the transactions by the Sellers and their respective shareholders.

5.8 ADDITIONAL CLOSING DOCUMENTS OF SELLERS. Purchaser and PAULA shall have received at the Closing the following documents, dated the Closing Date:

          (a) Copies, certified by the Secretary of the Seller, of resolutions of the Board of Directors and shareholders of each of the Sellers authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

          (b) Copies of the consent of each landlord to the assumption of the Office leases by the Purchaser;

          (c)  Executed CAPAX Note;

          (d) Executed copies of the producer agreements and non-competition agreements contemplated hereby which shall have been obtained prior to Closing;

          (e) Evidence of release of all liens and other interests on or in the Book of Business held by CAPAX' banks, shareholders, producers and any other persons, including without limitation, the liens of U.S. Bank Corp.; and

          (f) Evidence of errors and omissions insurance coverage as contemplated herein.

5.10 ADDITIONAL CLOSING DOCUMENTS OF PURCHASER AND PAULA. The Sellers shall have received at the Closing the following documents, dated the Closing Date:

     (a) CAPAX Series A Preferred Stock certificate held by PAULA endorsed for transfer to the Sellers' order;

     (b) Copies, certified by the Secretary of the Purchaser and PAULA, of resolutions of the Board of Directors and shareholder of the Purchaser and the Board of Directors of PAULA authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

     (c) Evidence of errors and omissions insurance coverage as contemplated herein;

     (d) Evidence of wire transfer of the Down Payment and Working Capital Adjustment to the Sellers' order;

     (e)  Cancelled old GCH note to PAULA and related collateral;

     (f)  Resignation of Jeffrey A. Snider as director of CAPAX; and

     (g) Executed releases from Messrs. Duckworth, Seawall and Van Noate to their agreements with CAPAX.

5.11 SCHEDULES. On or prior to the Closing Date the Seller shall have delivered to the Purchaser all schedules to this Agreement theretofore undelivered and the information contained in such schedules shall be reasonably acceptable to the Purchaser.

5.12 PAULA BOARD APPROVAL. The Board of Directors of PAULA shall have approved the transaction.

                                     ARTICLE VI


                                  INDEMNIFICATION

6.1 GENERAL. The Sellers, jointly and severally, shall indemnify and hold harmless the Purchaser and PAULA, in respect of any and all claims, losses, damages, liabilities (absolute, contingent, matured, unmatured or otherwise) and expenses, contingent or otherwise, matured or unmatured, of any nature whatsoever (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (collectively, a "Loss"), reasonably incurred by the indemnified party in connection with or as a result of each and all of the following (a "Breach"):

          (a) Any misrepresentation or breach of any representation or warranty in this Agreement made by the Sellers;

          (b) The breach of any covenant, agreement or obligation contained in this Agreement or any other instrument contemplated by this Agreement of the Sellers;

          (c) Any misrepresentation contained in any statement or certificate furnished by the Sellers pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

          (d) Any action, liability or Loss relating to any contract or arrangement to which any Seller is a party other than the Assumed Liabilities or relating to the conduct of Book of Business by the Sellers before, on or after the Closing Date, including without limitation any and all liability related to any errors and omissions claims against the Seller for actions taken, or omissions made, during the period prior to the Closing Date.

Any such liability, deficiency or indemnity shall be paid by the indemnifying party within thirty (30) days from the date the indemnified party notifies the indemnifying party that it has incurred or has become subject to the referenced liability or deficiency and provides the indemnifying party with documentation demonstrating that the indemnified party has incurred such liability or deficiency.

6.2 NOTICE OF CLAIM FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification under this Article VI, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim.

6.3. THIRD PARTY CLAIMS. If a claim by a third party is made against an indemnified party, and if such indemnified party intends to seek indemnity with respect thereto hereunder, the indemnified party shall promptly (and in any case within thirty days of such claim being made and within the period provided in
Section 6.5, if applicable) notify the indemnifying party of such claim. The indemnifying party shall have thirty (30) days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the indemnified party shall cooperate with it in connection therewith; PROVIDED that (a) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided the fees and expenses of such counsel shall be borne by the indemnified party and (b) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any Loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Article VI (except for expenses contemplated by clause (a) preceding).

So long as the indemnifying party is reasonably contesting any such claim in good faith, the indemnified party shall not pay or settle any such claim. Notwithstanding any of the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the indemnified party within thirty (30) days after the receipt of the indemnified party's notice of claim of indemnity hereunder that it elects to undertake the defense thereof, the indemnified party shall have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment (but with due regard for obtaining the most favorable outcome reasonably likely under the circumstances, taking account of costs and expenditures) at the expense of the indemnifying party.

6.4 MANNER OF INDEMNIFICATION. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or cashier's check in the amount of the indemnification liability. The indemnified party shall have the right to offset any matured, unmatured, absolute or contingent liability for which the indemnified party shall seek indemnification from the indemnifying party pursuant to this Article VI against any payments due to the indemnifying party; PROVIDED that any offset with respect to an unmatured or contingent liability must be reasonable under the circumstances both in terms of the amount of the offset and when the offset is made.

6.5 PURCHASER INDEMNIFICATION. The Purchaser shall indemnify and hold harmless the Sellers in respect of all Losses reasonably incurred by the indemnified party in connection with or as a result of each and all of the following (a "Breach"):

          (a) Any misrepresentation or breach of any representation or warranty in this Agreement made by the Purchaser or PAULA;

          (b) The breach of any covenant, agreement or obligation contained in this Agreement or any other instrument contemplated by this Agreement of the Purchaser or PAULA;

          (c) Any misrepresentation contained in any statement or certificate furnished by the Purchaser or PAULA pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

          (d) Any action, liability or Loss relating to any Assumed Liability or relating to the conduct of Book of Business by the Purchaser or PAULA after the Closing Date, including without limitation any and all liability related to any errors and omissions claims against the Purchaser for actions taken, or omissions made, during the period after the Closing Date.


Any such liability, deficiency or indemnity shall be paid by the indemnifying party within thirty (30) days from the date the indemnified party notifies the indemnifying party that it has

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

incurred or has become subject to the referenced liability or deficiency and provides the indemnifying party with documentation demonstrating that the indemnified party has incurred such liability or deficiency.

The procedures relating to the foregoing indemnification shall be the same as those set forth in Sections 6.2-6.4 above.

6.6 SURVIVAL. The representations and warranties made in Article II hereof, and the indemnification obligations set forth in this Article VI, shall survive the Closing for a period of five years from the Closing Date.

                                    ARTICLE VII


                                    TERMINATION

7.1 TERMINATION. This Agreement may be terminated by written consent of the parties hereto.

                                    ARTICLE VIII


                                   MISCELLANEOUS

8.1 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:





           To Purchaser:          Pan American Underwriters, Inc.
                                  300 North Lake Avenue
                                  Suite 300
                                  Pasadena, California  91101
                                  Attention:  Bradley K. Serwin

           If to the Sellers:     C/o:  CAPAX Management & Insurance Services
                                  P.O. Box 3231
                                  Modesto, California  95353

           With copy to:          Robert W. Crabtree, Esq.
                                  P.O. Box 3307
                                  Modesto, California  95353


8.2 ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties hereto without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.

8.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

8.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

8.5 BEST EFFORTS. The Sellers, the Purchaser and PAULA each agree to use their best efforts to bring about the transactions contemplated by this Agreement.

8.6 PUBLIC ANNOUNCEMENTS. The parties hereto agree that they will not make any disclosures about the existence or contents of this Agreement or the transactions contemplated herein or cause to be publicized in any manner whatsoever by way of interviews, responses to questions or inquiries, press releases or otherwise any aspect or proposed aspect of this transaction without prior written notice to and approval of the other parties, except as may be otherwise necessary to comply with applicable law; provided, however, that the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and prospective lenders.

8.7 COMPLETE AGREEMENT. This Agreement, the exhibits hereto and the Schedules hereto delivered pursuant to this Agreement and all other documents between the parties dated the date of the Closing to be delivered at the Closing contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.

8.8 MODIFICATIONS AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended, and no provision or benefit hereof may be waived, except in a written document executed by the party against whom enforcement is sought.

8.9 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

8.10 PAYMENT OF EXPENSES. Each party shall bear its own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated herein.

8.11 FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

8.12 ATTORNEYS' FEES. In the event of any action or proceeding brought by either party against the other arising out of this Agreement, the prevailing party, if any, shall be entitled to recover its reasonable attorneys fees incurred in such action or proceeding, including any appeal, with the amount of such fees, as well as a determination of prevailing party status, if any, to be determined by a judge of the court sitting without a jury.

8.13 ARBITRATION. As a condition precedent to any right of action under this Agreement, any dispute arising out of or in connection with this Agreement between any parties hereto, whether arising before or after expiration or cancellation of this Agreement, will be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire meeting at a site in Pasadena, California.

Notice requesting arbitration or any other notice made in connection therewith will be in writing and will be sent certified or registered mail, return receipt requested. The notice requesting arbitration will state in particulars all issues to be resolved in the view of the claimant, will appoint the arbitrator selected by the claimant and will set a date for the hearing, which date will be no sooner than 90 days and no later than 150 days from the date that the notice requesting arbitration is mailed. Notwithstanding the foregoing, the board, at its discretion, may defer the date for hearing, but it is the express intention of the parties that any dispute will be expeditiously and timely resolved but with all due consideration to the rights of the respective parties and the board will be mindful of this intent. Within 30 days of receipt of the claimant's notice, the respondent will notify the claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

The arbitrators will be active or retired owners or managers of insurance brokerage businesses with at least 10 years of such experience. The parties as aforesaid will each appoint an arbitrator before instituting the hearing, and the two arbitrators will choose and appoint an umpire who will be an active or retired owner or manager of insurance brokerage businesses with at least 10 years of such experience. If the respondent fails to appoint its arbitrator within 30 days after having received the claimant's written request for arbitration, the claimant is authorized to and will appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of an umpire within 30 days after notification of the appointment of the second arbitrator, within 10 days thereof, the two arbitrators will request the American Arbitration Association to appoint an umpire for the arbitration with the qualifications set forth above in this Article. The umpire will promptly notify in writing all parties to the arbitration of his selection.

The claimant and respondent will each submit initial briefs to the board of arbitration outlining the issues in dispute and the basis and reasons for their respective positions within 30 days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs within 10 days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than 10 days prior to the date of commencement of the arbitration. Reasonable responses will be allowed at the arbitration to new material contained in any amendments filed to the briefs but not previously responded to.

The board will make its award with regard to this Agreement and the custom and the usage of the insurance and reinsurance business. The award will be in writing and will be based upon a hearing in which evidence will be allowed and in which the formal rules of evidence will not apply, but in which cross examination and rebuttal will be allowed. At its own election or at the request of the board, either party may submit a post-hearing brief for consideration of the board in its decision within 20 days of the close of the hearing. The board will make its award within 30 days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. A decision by the majority of the members of the board will be final and binding upon all parties to the proceeding. Either party may apply to any court of competent jurisdiction for an order confirming the award; a judgment of such court will thereupon be entered on the award. If such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

Each party will bear the expense of the one arbitrator to be selected by it and will jointly and equally bear with the other party the expense of any stenographer requested, and of the umpire. The remaining cost of the arbitration proceedings will be finally allocated by the board.

Subject to customary and recognized legal rules of privilege, each party participating in the arbitration will have the obligation to produce as witnesses to the arbitration such of its employees or those of its affiliates or of its brokers or agents as any other participating party may request, provided always that the same witnesses and documents be relevant to the issues before the arbitration and provided further that the parties may mutually agree as to further discovery prior to the arbitration. The umpire will be the final judge of rules of privilege and as to the relevancy of any witnesses and documents upon the petition of any participating party, and may require such disclosure as he or she sees fit.

To the extent not otherwise mutually agreed or provided for in this Article, the procedures and rules applicable to arbitration under the laws of the State of California will govern the procedures of the arbitration, with the appointed umpire fulfilling the role and authority of the judge unless the parties otherwise mutually agree.

In the event that the Purchaser negligently fails to maintain the Book of Business after the Closing due to a change of control of the Purchaser and/or PAULA and the Seller is damaged by such failure, the Seller shall be entitled to recover its damages caused by such negligence upon presentation of proof of such negligence and such damages under an arbitration proceeding of the type described above. This right of recovery will not prejudice any other right to recovery that the Seller may have.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.


CAPAX MANAGEMENT &
INSURANCE SERVICES



By: /S/ JOEL W. GEDDES, JR.
     Joel W. Geddes, Jr.
     President

GIDDINGS, CORBY, HYNES, INC.



By: /s/ JOEL W. GEDDES, JR.
     Joel W. Geddes, Jr.
     President


SACRAMENTO VALLEY INSURANCE
     AGENTS/BROKERS, INC.



By: /s/ JOEL W. GEDDES, JR.
     Joel W. Geddes, Jr.
     President

PAN AMERICAN UNDERWRITERS,
     INC.



By:/s/ BRADLEY K. SERWIN
     Bradley K. Serwin
     Sr. Vice President

PAULA FINANCIAL



By: /s/ BRADLEY K. SERWIN
     Bradley K. Serwin
     Sr. Vice President